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[LOGO]    FLOUR CITY INTERNATIONAL, INC.
          915 RIVERVIEW DRIVE, SUITE 1 - JOHNSON CITY, TN  37601



At the Company:              Investor Relations:
Robert O. Bruce              Harvey Goralnick/Tim Clemensen
Chief Financial Officer      FOCUS Partners LLC
(423) 928-2724 x505          (212) 752-9445
robruce@flourcity.com        info@focuspartners.com

TRUMP WORLD TOWER PROJECT
AWARDS $19 MILLION CONTRACT TO FLOUR CITY

Johnson City, TN, October 19, 1998 - Flour City International, Inc. (Nasdaq:
FCIN), a worldwide leader in the design, fabrication and installation of custom exterior wall systems, today announced that the Company has been awarded a $19 million contract to provide curtainwall for the new Trump World Tower at 845 UN Plaza in New York City. The 70-story luxury high-rise apartment building will feature 375,000 square feet of four-sided glazed curtainwall - engineered, manufactured and installed by Flour City. The Trump World Tower is owned by Trump-Daewoo LLP. Flour City is scheduled to begin their phase of the new construction in the third quarter of 1999 and complete it in the second quarter of 2000.

"We are especially pleased to win this contract in the highly competitive New York construction market and look forward to working again with The Trump Organization," said Michael J. Russo, President and CEO of Flour City. "The Trump World Tower's architectural elements and the aesthetic appeal of its zero sight-line operable windows will make this a truly unique building." Flour City's first project with The Trump Organization was recladding the Commodore Hotel, now the Grand Hyatt. The construction project will be managed by Lehrer McGovern, a division of Bovis Inc., one of the largest construction management companies in the world.

Flour City International, Inc. is a worldwide leader in the design, fabrication and installation of custom exterior wall systems used in the construction of a wide range of commercial and governmental buildings. The Company works closely with architects, general contractors and owners/developers in the development and construction of highly recognizable mid-rise and high-rise office buildings, public-use buildings such as courthouses and airport terminals, and other well-known landmark buildings and uniquely designed structures.

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